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                                  EXHIBIT 23.1

                         Consent of Independent Auditors

         We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about November 16, 1999) pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 and the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2000 of our reports dated June 2, 1999 and June 24, 1999, with respect to the consolidated financial statements of Trinity Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1999, and the related financial statement schedules included therein filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Dallas, Texas
November 12, 1999